UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 29, 2011

MAP PHARMACEUTICALS, INC.

(Exact Name of Registrant as Specified in its Charter)

Delaware	001-33719	20-0507047
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2400 Bayshore Parkway, Suite 200, Mountain View, CA		94043
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (650) 386-3100

(Former Name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On November 29, 2011, MAP Pharmaceuticals, Inc., a Delaware corporation (the “Company”) entered into Amendment No. 1 to that certain Common Stock Purchase Agreement, dated November 11, 2009, by and between MAP Pharmaceuticals, Inc. and Azimuth Opportunity Ltd., an international business company incorporated under the laws of the British Virgin Islands (“Azimuth”) (the “Purchase Agreement”) in order to extend the term of the Purchase Agreement by up to 24 months past the original expiration date of December 1, 2011. The Amendment extends the termination date of the Purchase Agreement to the earliest to occur of (i) the first day of the month next following the 48-month anniversary of the effective date of the Purchase Agreement, (ii) the date that the aggregate dollar amount of shares of Company common stock issuable to Azimuth under the terms of the Purchase Agreement and registered on the Company’s effective Registration Statement on Form S-3 (File No. 333-157339) have been issued and sold and (iii) the date Azimuth shall have purchased $60,000,000 of shares of the Company’s common stock (subject in all cases to a limit of 4,906,904 shares of duly authorized, validly issued, fully paid and non-assessable shares of the Company’s common stock (as adjusted for any share splits, share combinations, share dividends, recapitalizations and other similar transactions that occur on or after the date of the Purchase Agreement)). The material terms of the Purchase Agreement, which provides the Company with what is sometimes termed an equity-line-of-credit pursuant to which Azimuth committed to purchase up to $60 million worth of shares of the Company’s common stock over the term of the Purchase Agreement, on the terms and subject to the conditions of the Purchase Agreement, are set forth in the Current Report on Form 8-K filed by the Company on November 12, 2009. As of November 29, 2011, the remaining aggregate dollar value of shares available for sale under the Purchase Agreement was $40 million.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 2, 2011

MAP PHARMACEUTICALS, INC.

By:	/s/ Charlene A. Friedman
Name:	Charlene A. Friedman
Title:	Senior Vice President, General Counsel and Secretary